                                                                    EXHIBIT 99.1


                                [CANCERVAX LOGO]

CONTACT:
Julie Ames                                            Pam Lord
CancerVax Corporation                                 Atkins + Associates
Director, Corporate Communications                    Media & Investor Relations
760-494-4252                                          858-527-3494


        CANCERVAX CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2003
                                FINANCIAL RESULTS

CARLSBAD, CA - MARCH 2, 2004 - CancerVax Corporation (NASDAQ: CNVX), a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer, announced today financial results for the fourth quarter and year ended December 31, 2003. For the fourth quarter of 2003, CancerVax reported a net loss of $11.1 million, as compared to a net loss of $8.4 million for the same period in 2002. For the year ended December 31, 2003, CancerVax reported a net loss of $37.6 million, as compared to a net loss of $35.2 million for the same period in 2002.

As of December 31, 2003, CancerVax had cash, cash equivalents and securities available-for-sale of $107.1 million.

"CancerVax made significant corporate and clinical progress in 2003, from the completion of our initial public offering to the receipt of fast track status for Canvaxin(TM), our specific active immunotherapeutic product candidate for the treatment of patients with advanced-stage melanoma," said David F. Hale, President and CEO of CancerVax. "Canvaxin(TM) is currently being evaluated in two international, randomized, double-blind, placebo-controlled trials for Stage III and Stage IV melanoma. In 2003 we enrolled a total of 232 additional patients in these trials. We also continued the development of our preclinical portfolio of biological products for the treatment of cancer, which will be evaluated for the treatment of a wide range of solid-tumor cancers."

FINANCIAL REVIEW

Total operating expenses were $11.1 million for the fourth quarter of 2003, as compared to $8.3 million for the same period of 2002. The increase in operating expenses in the fourth quarter of 2003 primarily reflects additional investment in personnel in the manufacturing, clinical affairs, quality, and research and development departments and increased expenses associated with higher patient enrollment in the Phase 3 clinical trials of its product candidate Canvaxin(TM).

Total operating expenses were $37.2 million for the year ended December 31, 2003, versus $35.3 million for the same period in 2002. The increase in operating expenses primarily reflects additional investment in personnel in the manufacturing, clinical affairs, quality, and research and development departments, higher manufacturing expenses for its lead product candidate, Canvaxin(TM), due to the resumption of patient enrollment in its Phase 3 clinical trials, and the full year effect of an increase in facility expenses due to the need for a larger facility to support the growth of the Company and the expansion of CancerVax's research, analytical and clinical development capabilities. Included in operating expenses

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for 2002 is a one-time charge of $2.8 million for purchased  in-process research and development associated with the January 2002 acquisition of Cell-Matrix, Inc.

Cash, cash equivalents and securities available-for-sale totaled $107.1 million at December 31, 2003, compared to $36.2 million at December 31, 2002. This increase resulted primarily from net proceeds of $41.2 million from the Series C preferred stock issued in August 2003, and net proceeds of $65.1 million from an initial public offering (IPO) of common stock in November 2003.

Net loss applicable to common stockholders for the fourth quarter ended December 31, 2003, was $12.1 million, or $0.73 per share on a basic and diluted basis, versus $10.5 million, or $31.25 per share on a basic and diluted basis, for the same period in 2002. Net loss applicable to common stockholders for the year ended December 31, 2003, was $60.2 million, or $13.30 per share on a basic and diluted basis, versus $42.8 million, or $153.85 per share on a basic and diluted basis, for the same period in 2002. Included in the net loss applicable to common stockholders for the year ended December 31, 2003 was a non-cash, deemed dividend on CancerVax's Series C preferred stock issued in August 2003 of $14.8 million. The deemed dividend was the result of the Series C preferred stock having a beneficial conversion feature with a conversion price per share lower than the IPO price.

The net loss per share amounts for the fourth quarter and year ended December 31, 2003 were computed based on the shares of common stock outstanding during the periods, including the shares of common stock issued in the IPO and the shares of common stock issued upon conversion of the preferred stock in conjunction with the IPO. On a pro forma basis, assuming the conversion of all shares of preferred stock on the later of the original date of issuance or the beginning of the period, basic and diluted net loss per share would have been $0.46 per share and $0.58 per share for the fourth quarters ended December 31, 2003 and 2002, respectively, and $2.81 per share and $2.63 per share for the years ended December 31, 2003 and 2002, respectively.

2003 HIGHLIGHTS

Clinical Achievements
o After resolving its partial clinical hold with the FDA in April, CancerVax made significant progress in enrolling patients in its two Phase 3 clinical trials of its product candidate Canvaxin(TM) for the treatment of patients with Stage III and Stage IV melanoma. As of the end of February 2004, 870 patients out of a planned 1,118 were enrolled in the Stage III clinical trial and 349 patients out of a planned 670 were enrolled in the Stage IV clinical trial at 80 sites around the world.

o The U.S. Food and Drug administration (FDA) granted Canvaxin(TM) fast track status for the post-surgical treatment of patients with metastatic melanoma, which may result in expedited regulatory review.

o CancerVax signed non-binding letters of intent with CIMAB, S.A. and YM Biosciences, Inc. relating to the license of three specific active immunotherapeutic product candidates that target epidermal growth factor
     (EGF) receptors. The EGF specific active immunotherapy product candidate has shown encouraging results in Phase 1 and 2 trials for the treatment of non-small cell lung cancer. Any definitive agreements for the license of this technology will be subject to government approval, including a license from the U.S. Department of Treasury's Office of Foreign Assets Control
     (OFAC). OFAC is currently reviewing the Company's license application, however, there can be no assurance that such a license will be granted.

o During the 94th Annual Meeting of the American Association for Cancer Research, CancerVax announced results of preclinical studies of two of its humanized monoclonal antibodies under development. Specifically, the preclinical studies demonstrated that the two humanized


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     monoclonal antibodies suppress blood vessel formation (angiogenesis) and inhibit tumor growth in animal models of melanoma and breast cancer.

Corporate Achievements
o CancerVax raised significant funding in 2003 to advance its clinical programs, including a $41.2 million private placement of Series C preferred stock and an initial public offering of common stock that generated net proceeds of $65.1 million.

o CancerVax continued to make progress towards its goal of becoming a fully integrated biotechnology company by adding key members to its marketing and manufacturing teams. The Company hired Executive Vice President of Marketing and Business Development Martin Mattingly, Pharm. D., formerly Vice President and General Manager of the Agouron division of Pfizer, Inc. CancerVax also strengthened the management team at its biologics manufacturing facility with the addition of Steven Ruhl, formerly of IDEC Pharmaceuticals, who serves as Vice President of Manufacturing Operations.

o In preparation for its transition to a publicly held company, CancerVax appointed biotechnology industry veteran Phillip M. Schneider, M.B.A., C.P.A., the former Senior Vice President and CFO of IDEC Pharmaceuticals, as an independent member of the Board of Directors and Chairman of the Audit Committee.

2004 FINANCIAL GUIDANCE
Financial projections entail a high level of uncertainty due, among other factors, to the variability involved in predicting clinical trial enrollment rates, the progress of research and preclinical development programs and the timing of additional licensing or strategic collaboration activities. For the year ending December 31, 2004, CancerVax currently anticipates total operating expenses of $53 million to $58 million. In 2004 and 2005, the Company plans to expand its production capabilities at its manufacturing facility in Los Angeles. The capital expenses associated with this expansion are anticipated to be approximately $16 million, a significant portion of which the Company intends to fund through leasehold and equipment financing. The Company also anticipates that in 2004 it will complete enrollment in its Phase 3 clinical trial in Stage III melanoma, and complete the second interim analysis of data from its Phase 3 clinical trial in Stage IV melanoma.

CONFERENCE CALL AND WEBCAST TODAY AT 4:30PM EASTERN TIME
CancerVax management will host a conference call today to discuss the fourth quarter and year-end financial results at 4:30 p.m. Eastern Time. A live audio webcast of management's presentation will be available at http://ir.cancervax.com. Alternatively, callers may participate in the conference call by dialing 800-299-8538 (domestic) or 617-786-2902 (international) and requesting the CNVX call hosted by David F. Hale, President and CEO. The webcast will also be archived on CancerVax's website.

ABOUT CANCERVAX CORPORATION (WWW.CANCERVAX.COM)
CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. The Company's lead product candidate, Canvaxin(TM), is one of a new class of products being developed in the area of specific active immunotherapy, also known as therapeutic cancer vaccines. Canvaxin(TM) is currently being studied in two international Phase 3 clinical trials for the treatment of patients with Stage III or IV, or advanced-stage melanoma. The Company is also finalizing the design of a Phase 2 clinical trial in patients with Stage III colon cancer. In addition to Canvaxin(TM), the Company plans to identify and develop new product candidates based on its proprietary specific active immunotherapy platform, its anti-angiogenesis technology platform, and its in-licensed human monoclonal antibodies. CancerVax's corporate headquarters and research and development facility is located in Carlsbad, California and its biologics manufacturing facility is located in Los Angeles, California.


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CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in CancerVax's business including, without limitation, statements about: the progress and timing of its clinical trials; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing its products; unexpected adverse side effects or inadequate therapeutic efficacy of its products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; and other risks detailed in CancerVax's Securities and Exchange Commission filings, including CancerVax's Prospectus on Form 424 (b)(4) filed on October 30, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CancerVax(R) is a registered trademark of CancerVax Corporation.
Canvaxin(TM) is a trademark of CancerVax Corporation.


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                              CANCERVAX CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                               DECEMBER 31,   DECEMBER 31,
                                                                  2003           2002
                                                               ------------   ------------
ASSETS
Cash, cash equivalents and securities available-for-sale        $107,092       $ 36,201
Property and equipment, net .............................         10,529         10,845
Goodwill and intangibles, net ...........................          5,900          5,969
Other assets ............................................          3,486          2,172
                                                                --------       --------
   Total assets .........................................       $127,007       $ 55,187
                                                                ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities .....................................       $ 11,741       $  6,868
Long-term debt, net of current portion ..................          1,811          7,379
Other liabilities .......................................            682            236
Redeemable convertible preferred stock (1) ..............           --           96,582
Total stockholders' equity (deficit) (1) ................        112,773        (55,878)
                                                                --------       --------
   Total liabilities and stockholders' equity (deficit) .       $127,007       $ 55,187
                                                                ========       ========


(1) With the completion of the initial public offering in November 2003, all of the redeemable convertible preferred stock converted to common stock.


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                              CANCERVAX CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                         THREE MONTHS ENDED         YEARS ENDED
                                             DECEMBER 31,           DECEMBER 31,
                                         -------------------     -------------------
                                           2003        2002       2003        2002
                                         -------      ------     -------     -------
Operating expenses:
  Research and
    development .....................   $  8,029    $  6,444    $ 27,725    $ 24,517
  General and administrative ........      2,245       1,566       6,826       6,514
  Amortization of employee
    stock-based compensation ........        864         286       2,643       1,412
  Purchased in-process research and
    development .....................       --          --          --         2,840
                                         -------      ------     -------     -------
Total operating expenses ............     11,138       8,296      37,194      35,283

Interest income (expense), net ......         (4)        (75)       (379)         70
                                         -------      ------     -------     -------
Net loss ............................    (11,142)     (8,371)    (37,573)    (35,213)
Accretion to redemption value of
  redeemable convertible preferred
  stock .............................       (998)     (2,150)     (7,867)     (7,635)
Deemed dividend resulting from
  beneficial conversion feature on
  Series C preferred stock ..........       --          --       (14,775)       --
                                         -------      ------     -------     -------
Net loss applicable to common
  stockholders ......................   $(12,140)   $(10,521)   $(60,215)   $(42,848)
                                        ========    ========    ========    ========
Basic and diluted net loss per share    $  (0.73)   $ (31.25)   $ (13.30)   $(153.85)
                                        ========    ========    ========    ========
Weighted average shares used to
  compute basic and diluted net loss
  per share .........................     16,702         337       4,527         279
                                        ========    ========    ========    ========
Pro forma basic and diluted net loss
  per share (1) .....................   $  (0.46)   $  (0.58)   $  (2.81)   $  (2.63)
                                        ========    ========    ========    ========
Weighted average shares used to
  compute pro forma basic and diluted
  net loss per share (1) ............     24,352      14,498      18,625      13,411
                                        ========    ========    ========    ========


(1) Pro forma basic and diluted net loss per share is calculated by dividing the net loss, plus the deemed dividend resulting from the beneficial conversion feature on Series C preferred stock, by the weighted average common shares outstanding during the period assuming the conversion of the preferred stock from the later of the original dates of issuance or the beginning of the period.



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